Exhibit 10.9

SERIES A PREFERRED STOCKHOLDER AGREEMENT

THIS SERIES A PREFERRED STOCKHOLDER AGREEMENT (this “Agreement”), dated as of July 31, 2007, is made among ITC^DeltaCom, Inc., a Delaware corporation (the “Company”), and each of the persons listed on the signature pages hereto under the heading “Series A Preferred Stockholders” (individually, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, the Company intends to consummate a recapitalization (the “Recapitalization”) in which, among other transactions, 50.0% of the outstanding shares of the Company’s 8% Series A Convertible Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), held by each holder of record shall be converted into shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), and the remaining 50.0% of the outstanding shares of Series A Preferred Stock shall be redeemed by the Company;

WHEREAS, the Holders are the holders of record of outstanding shares of Series A Preferred Stock representing at least 66  2/3% of the voting power of all outstanding shares of Series A Preferred Stock; and

WHEREAS, subject to the terms and conditions of this Agreement, the Holders wish to authorize an amendment to the certificate of designation of the Series A Preferred Stock to effectuate the conversion of 50.0% of the outstanding shares of Series A Preferred Stock into shares of Common Stock (the “Series A Preferred Stock Conversion”) and the redemption of the remaining 50.0% of the outstanding shares of Series A Preferred Stock (the “Series A Preferred Stock Redemption”) as of the closing date of the Recapitalization (the “Closing Date”);

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

SERIES A PREFERRED STOCK CONVERSION

Section 1.1 Approval of Series A Preferred Stock Conversion. Concurrently with each Holder’s execution of this Agreement, such Holder has executed an irrevocable proxy in the form of Exhibit A hereto (the “Proxy”). The Proxy authorizes the persons named in the Proxy (collectively with any authorized persons substituted therefor, the “Proxy Holders”), as each Holder’s proxy and attorney-in-fact, to vote to approve, or to consent in writing to, the adoption of resolutions that will constitute the approval by the Holders of an amendment (the “Series A Amendment”) to the certificate of designation of the Series A Preferred Stock (the “Series A Certificate”) in substantially the form of Exhibit B hereto.

Following such vote or consent, the Series A Preferred Stock Conversion will be effective as of the Closing Date immediately after the filing by the Company of the Series A Amendment with the Delaware Secretary of State.

Section 1.2 Conditions to Series A Preferred Stock Conversion. Following approval thereof in accordance with Section 1.1, the Company shall be authorized to file the Series A Amendment with the Delaware Secretary of State only if, concurrently with such filing and the effectiveness of the Series A Preferred Stock Conversion:

(a) the Company and its subsidiaries shall obtain (i) not less than $305 million aggregate principal amount of secured term loan credit facilities for immediate application to the refinancing and repayment of their outstanding senior secured indebtedness and (ii) a secured revolving credit facility with available borrowings of up to a maximum of $10 million principal amount at any time outstanding;

(b) the Company shall receive cash gross proceeds of not less than $21 million from sales of its Common Stock and cash gross proceeds of not less than $41 million from sales of a new issue of its 6% Series H Convertible Redeemable Preferred Stock, par value $0.01 per share (the “Series H Preferred Stock”);

(c) holders of approximately $52 million in aggregate principal amount of the third lien Senior Secured Notes due 2009 of Interstate FiberNet, Inc. shall exchange such notes for approximately 17,275,791 shares of Common Stock; and

(d) the Company shall consummate the other components of the Recapitalization on terms that would make the representation and warranty of the Company set forth in Section 3.2 true in all material respects.

Section 1.3 Issuance of Conversion Shares.

(a) Upon effectiveness of the Series A Preferred Stock Conversion, 50.0% of the outstanding shares of Series A Preferred Stock held by each holder of record as of the Closing Date shall automatically be converted at a conversion price of $5.77484278752148 per share of Common Stock into a total of 1,747,924 shares of Common Stock, subject to increase if the Corporation shall elect to round fractional shares of Common Stock up to the nearest whole share of Common Stock (the “Conversion Shares”).

(b) Schedule 1 hereto lists, as of July 20, 2007, in addition to the items described in Section 2.1(b) and other items, (i) each holder of record of the Series A Preferred Stock, (ii) the total number of shares of Series A Preferred Stock held by such holder as reflected in the Company’s stock records and (iii) the total number of Conversion Shares that would be issuable to such holder upon effectiveness of the Series A Preferred Stock Conversion.

Section 1.4 Deliveries. In accordance with the Series A Certificate, as promptly as reasonably practicable after the Closing Date, upon receipt from each Holder of certificates representing the shares of Series A Preferred Stock held by such Holder pursuant to one or more letters of transmittal, the Company shall deliver, or cause the Company’s transfer agent for the Common Stock to deliver, to each Holder a share certificate or certificates representing the Conversion Shares issued by the Company to such Holder upon the effectiveness of the Series A Preferred Stock Conversion. The certificates representing the Conversion Shares shall not bear legends restricting the transferability of the Conversion Shares under applicable securities laws.

ARTICLE II

SERIES A PREFERRED STOCK REDEMPTION

Immediately following the time of the Series A Preferred Stock Conversion, the Corporation shall redeem the remaining outstanding shares of Series A Preferred Stock held by each holder of record at such time (the “Redemption Shares”), pursuant to the terms of Sections 5.1 and 5.3 of the Series A Certificate, as amended by the Series A Amendment. Schedule 1 hereto lists, for each holder of record of the Series A Preferred Stock, based on such holder’s record holdings of shares of Series A Preferred Stock as of July 20, 2007, the aggregate Optional Redemption Price (as such term is defined in the Series A Certificate) to be paid by the Corporation for all of such holder’s Redemption Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to, and agrees with, each Holder as of the date hereof and as of the Closing Date as follows:

Section 3.1 Organization, Standing, etc. The Company and each of its subsidiaries is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with all corporate power and authority to own, lease and operate its properties and to conduct its business as currently owned, leased, operated and conducted.

Section 3.2 Capital Stock. As of the Closing Date, after giving effect to the Recapitalization and the other transactions to occur on the Closing Date, (a) the authorized capital stock of the Company will consist of 350,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share, (b) up to a maximum of 68,000,000 shares of Common Stock will be issued and outstanding, (c) 412,215 shares of Series H Preferred Stock will be issued and outstanding, (d) options to acquire up to a maximum of 650,000 shares of Common Stock pursuant to the ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan and the ITC^DeltaCom, Inc. Executive Stock Incentive Plan (together, the “Stock Incentive Plans”) will be issued and outstanding, (e) restricted stock units for up to a maximum of 4,790,768 shares of Common Stock will be issued and outstanding pursuant to the Stock Incentive Plans, (f) up to a maximum of 670,453 shares of Common Stock will be reserved and available for issuance pursuant to future awards under the Stock Incentive Plans, (g) up to a maximum of 340,000 shares of Common Stock will be reserved for future issuance pursuant to the Company’s common stock purchase warrants originally issued on October 29, 2002 and expiring on October 29, 2007 and (h) neither the Company nor any of its subsidiaries will be obligated to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of, or securities convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, the Company or any of its subsidiaries.

Section 3.3 Issuance of Conversion Shares. Upon issuance by the Company, the Conversion Shares will be validly issued, fully paid and non-assessable, free and clear of all Liens (as such term is defined in the Series A Certificate) and not subject to any preemptive rights.

Section 3.4 Authorization; Enforceability. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company, and, assuming the due authorization, execution and delivery thereof by the Holders, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity.

Section 3.5 Consents; No Violations. Neither the execution, delivery or performance by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or bylaws of the Company, (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create any lien or charge, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under any law, or any provision of any agreement or other instrument to which the Company or any of its subsidiaries is a party or pursuant to which any of the assets or properties of the Company or any of its subsidiaries is subject, except for breaches, violations, defaults, liens or charges, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, would not materially adversely affect the Company’s ability to consummate the transactions contemplated by this Agreement, or (c) require any consents, approvals and filings on the part of the Company from or with any governmental entity, except for such consents, approvals and filings which, if not made or obtained by the Company, would not materially adversely affect the Company’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

Each Holder severally and not jointly represents and warrants to, and agrees with, the Company as of the date hereof and as of the Closing Date as follows with respect to the Conversion Shares it will acquire upon the Series A Preferred Stock Conversion:

Section 4.1. Acquisition for Investment. Such Holder is acquiring the Conversion Shares for its own account, for investment and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) (it being understood that except as otherwise provided in this Agreement, such Holder does not agree to hold the Conversion Shares for any minimum or other specific term and reserves the right to dispose of the Conversion Shares at any time in accordance with the Securities Act and state securities laws applicable to such disposition).

Section 4.2. Accredited Investor Status. Such Holder is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. Such Holder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Conversion Shares and is capable of bearing the economic risks of such investment. Such Holder understands that its investment in the Conversion Shares involves a significant degree of risk.

Section 4.3. Information. Such Holder and its advisers have been furnished with all materials relating to the business, finances and operations of the Company and its subsidiaries and materials relating to the Series A Preferred Stock Conversion and the Recapitalization and related transactions which have been requested by such Holder or its advisers. Such Holder and its advisers have been afforded the opportunity to ask questions of the Company’s management concerning each of the foregoing matters.

Section 4.4 Sale or Transfer. Such Holder understands that the sale or re-sale of the Conversion Shares has not been and is not being registered under the Securities Act or any applicable state securities laws, and that the Conversion Shares may not be sold or otherwise transferred unless (a) the Conversion Shares are sold or transferred pursuant to an effective registration statement under the Securities Act and applicable state securities laws or (b) the Conversion Shares are sold or transferred pursuant to an exemption from such registration.

Section 4.5 Residency. In the case of any Holder that is not a natural person, the principal offices of such Holder are located at the address set forth on the signature pages hereof. In the case of any Holder that is a natural person, the principal residence of such Holder is located at the address set forth on the signature pages hereof.

Section 4.6 Organization. In the case of any Holder that is not a natural person, such Holder is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

Section 4.7 Due Authorization. Such Holder has the requisite power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by such Holder of this Agreement and the compliance by such Holder with each of the provisions of this Agreement (a) are within the power and authority of such Holder and (b) have been duly authorized by all necessary action on the part of such Holder. This Agreement has been duly and validly executed and delivered by such Holder. Assuming the due authorization, execution and delivery thereof by the Company, this Agreement constitutes a valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity.

Section 4.8 Consents: No Violations. Neither the execution, delivery or performance by such Holder of this Agreement nor the consummation of the transactions contemplated hereby shall (a) in the case of any Holder that is not a natural person, conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation, bylaws or other organizational documents of such Holder, (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create any lien or charge, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under any law, or any provision of any agreement or other instrument to which such Holder is a party or pursuant to which such Holder or any of its assets or properties is subject, except for breaches, violations, defaults, liens or charges, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, would not materially adversely affect such Holder’s ability to consummate the transactions contemplated by this Agreement, or (c) require any consents, approvals and filings on the part of such Holder, from or with any governmental entity except for the consents, approvals and filings which, if not made or obtained by such Holder, would not materially adversely affect such Holder’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Public Announcements. The Company and the Holders shall consult with each other before issuing any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement with respect thereto without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned, except that the Company may, without the prior consent of any Holder, and any Holder may, without the prior consent of the Company, issue such a press release or make such a public statement as may be required by law; provided, that, to the extent time permits, such party shall have used commercially reasonable efforts to consult with the other party before issuing any such press release or making any such public statement.

Section 5.2 Further Assurances. At any time or from time to time after the date of this Agreement, the Company, on the one hand, and each Holder, on the other hand, agree to cooperate with each other and, at the request of any other party, to execute and deliver any further instruments or documents and to take all such further actions as such other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated by this Agreement and otherwise to carry out the intent of the parties hereunder.

Section 5.3 Confidential Treatment of Confidential Information. In the event any Holder (including its officers, employees, counsel, accountants, financial advisers, partners and other authorized representatives) obtains from the Company or any of its subsidiaries any Confidential Information (as defined in this Section 5.3), such Holder (a) shall treat all such Confidential Information as confidential, (b) shall use such Confidential Information only for purposes of evaluating the transactions contemplated by this Agreement and (c) shall not disclose such Confidential Information to any third party except to such officers, employees, counsel, accountants, financial advisers, partners and other authorized representatives of such Holder who need to know such Confidential Information for the purpose of effectuating the transactions contemplated by this Agreement and who have been informed of and have agreed to protect the confidential nature of such Confidential Information (and such Holder shall be responsible for compliance with this Section 5.3 by such officers, employees, counsel, accountants, partners and other authorized representatives). For purposes of this Agreement, “Confidential Information” means information relating to the Company’s business, intellectual property and processes, operations, strategies, liquidity and financial condition, Recapitalization terms, pricing policies, markets, customers, distribution, sales, marketing and production and future business plans and any other information of a “confidential” nature, specifically including any information that is identified orally or in writing by the Company to be confidential, or that any Holder should reasonably understand under the circumstances to be a trade secret or information of a similar nature, provided, that Confidential Information shall not include any such information which (i) was in the public domain on the date hereof or subsequently comes into the public domain other than through the fault or negligence of a Holder, (ii) was lawfully obtained by a Holder from a third party without breach of this Agreement and otherwise not in violation of the Company’s rights, (iii) was known to a Holder at the time of disclosure of such Confidential Information to such Holder by the Company, provided, that such Holder was not, at such time, subject to any confidentiality obligation with respect thereto, or (iv) was independently developed by a Holder without making use of any Confidential Information.

ARTICLE VI

HOLDER REPRESENTATIVE

The Holders hereby appoint Campbell B. Lanier, III as the Holders’ exclusive agent to act on the Holders’ behalf with respect to the matters specified in this Article VI. Such representative, or such other representative as the Holders may appoint from time to time to replace Campbell B. Lanier, III, is hereinafter referred to as the “Holder Representative.” The Holder Representative shall take any and all actions which the Holder Representative believes are necessary or appropriate under this Agreement for and on behalf of the Holders as fully as if the Holders were acting on their own behalf, including, without limitation, taking any and all actions specified in or contemplated by this Agreement to be taken by the Holders prior to, on or after the Closing Date, approving any amendment to or waiver under this Agreement, receiving notice of and defending any claims pursuant to this Agreement, giving notice of and asserting any claims pursuant to this Agreement, consenting to, compromising or settling claims made pursuant to this Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters. The Company shall have the right to rely upon all actions taken or omitted to be taken by the Holder Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the Holders.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time before the Closing Date:

(a) by mutual written agreement of the Company and the Holder Representative; and

(b) by the Company or the Holder Representative, if the Closing Date does not occur on or before September 30, 2007.

Section 7.2 Effect of Termination. If this Agreement is terminated by either the Company or the Holders pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no further obligations with respect to the Series A Preferred Stock Conversion on the part of the Company or the Holders or their respective stockholders, directors, officers, employees, agents or representatives, except for the provisions of Sections 5.1 and 5.3 and Article VIII, all of which shall survive any termination of this Agreement; provided, that nothing in this Section 7.2 shall relieve any party hereunder from liability for any willful breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Termination of Registration Rights Agreement. The Holders hereby agree that, (a) effective as of the time of the Series A Preferred Stock Conversion, the Registration Rights Agreement, dated as of October 29, 2002 and amended through the date hereof, among the Company and the Holders and the other persons listed on the signature pages thereof shall automatically terminate and become void without any further action by the Company or any Holder or other party thereto notwithstanding any contrary provision of such Registration Rights Agreement (including Section 24 thereof) and (b) the agreement of the parties pursuant to this Section 8.1 shall be deemed an “Amendment” within the meaning of, and entered into pursuant to, Section 18 of such Registration Rights Agreement.

Section 8.2 Survival of Representations and Warranties. All representations and warranties set forth in this Agreement or in any writing delivered by any party in connection herewith shall survive the transactions contemplated by this Agreement to be consummated on the Closing Date (regardless of any investigation, inquiry, or examination made by any party or on its behalf or any knowledge of any party or the acceptance by any party of any certificate or opinion) for a period of one year following the Closing Date.

Section 8.3 Enforcement. The parties hereto agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific intent or were otherwise breached and (b) the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled by law or equity.

Section 8.4 Successors and Assigns. Except as otherwise expressly provided herein, (a) all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors, assigns, heirs and legal representatives of the parties hereto, whether so expressed or not, and (b) no party may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of each other party to this Agreement; provided, that any such consent required to be given by the Holders shall be effective if given by the Majority Holders. Without limiting the generality of the foregoing, this Agreement shall survive the death or disability of each Holder that is a natural person.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits and Schedule hereto) constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

Section 8.6 Notices. All notices, demands, requests, consents or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. New York City time on a business day, and otherwise on the next business day, (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (d) on the first business day that is at least five days after the date of deposit thereof in the United States mails for delivery by certified mail. Such notices, demands, requests, consents and other communications shall be sent to the following persons at the following addresses:

(i)	if to the Company, to:

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Huntsville, Alabama 35806

Telecopy No.: (256) 382-3936

Attention: J. Thomas Mullis, Esq.

  Senior Vice President–Legal and Regulatory

(ii)	if to the Holders, to:

Campbell B. Lanier, III

P. O. Box 510

West Point, Georgia 31833

With a copy (which shall not constitute notice) to Holders’ counsel:

Sutherland Asbill & Brennan LLP

999 Peachtree Street, N.E.

Atlanta, Georgia 33039

Telecopy No.: (404) 853-8806

Attention: Wade H. Stribling

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

Section 8.7 Amendments; Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent thereto of the Company and the Holder Representative.

Section 8.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

Section 8.9 Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

Section 8.10 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York applicable to contracts executed and to be performed wholly within such state.

Section 8.11 Exclusive Jurisdiction; Venue. Any process against the Company or a Holder in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, may be served personally or by certified mail pursuant to the notice provision set forth in Section 8.6 with the same effect as though served on it personally. Each of the parties hereto hereby irrevocably submits in any suit, action or proceeding by the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and irrevocably waives any and all objections to exclusive jurisdiction and review of venue that any such party may have under the laws of the State of New York or the United States.

Section 8.12 Waiver of Jury Trial. The Company and the Holders hereby waive any right they may have to a trial by jury in respect of any action, proceeding or litigation directly or indirectly arising out of, under or in connection with this Agreement.

Section 8.13 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

Section 8.14 Delivery by Facsimile. This Agreement and each other agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

COMPANY

ITC^DeltaCom, Inc.

By:	/s/ J. Thomas Mullis
Name:	J. Thomas Mullis
Title:	Senior Vice President-Legal and Regulatory

SERIES A PREFERRED STOCKHOLDERS

/s/ Campbell B. Lanier, III
Campbell B. Lanier, III

Brown Investment Partners, L.P.

By:	/s/ Campbell B. Lanier, III
Name:	Campbell B. Lanier, III
Title:	General Partner

The Burton Partnership, Limited Partnership

By:	/s/ Donald W. Burton
Name:	Donald W. Burton
Title:	General Partner

The Burton Partnership (QP), Limited Partnership

By:	/s/ Donald W. Burton
Name:	Donald W. Burton
Title:	General Partner

/s/ Douglas A. Shumate
Douglas A. Shumate

/s/ James Smith Lanier II
James Smith Lanier II

/s/ Elizabeth Walker Lanier
Elizabeth Walker Lanier

SERIES A PREFERRED STOCKHOLDERS

/s/ Carroll Lanier Hodges
Carroll Lanier Hodges

/s/ Ellen L. Collins
Ellen L. Collins

/s/ John Thompson Lanier
John Thompson Lanier

/s/ Elizabeth L. Lester
Elizabeth L. Lester

The 1997 Trust FBO Campbell B. Lanier, IV

By:	/s/ ILLEGIBLE
Name:
Title:	Trustee

The 1999 Trust FBO Campbell B. Lanier, IV

By:	/s/ ILLEGIBLE
Name:
Title:	Trustee

CT Communications

By:	/s/ James E. Hansman
Name:	James E. Hansman
Title:	Senior Vice President and Chief Financial Officer

Basso Holdings Ltd

By:	/s/ Howard I. Fischer
Name:	Howard I. Fischer
Title:	Authorized Signatory

Basso Multi-Strategy Holding Fund Ltd

By:	/s/ Howard I. Fischer
Name:	Howard I. Fischer
Title:	Authorized Signatory

J. Smith Lanier and Company

By:	/s/ Frank E. Plan
Name:	Frank E. Plan
Title:	Chief Financial Officer

North State Telephone Company

By:	/s/ Royster M. Tucker, Jr.
Name:	Royster M. Tucker, Jr.
Title:	President

/s/ William A. Walker and /s/ Margie R. Walker
William A. Walker and Margie R. Walker, Jt Ten

/s/ Henry E. Crosby, Jr.
Henry E. Crosby, Jr.